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                                                                   Exhibit 10(g)

                             TAX-SHARING AGREEMENT

         THIS AGREEMENT is entered into as of the ____ day of ________________, 1997, between Kennametal Inc., a Pennsylvania corporation ("Kennametal"), and JLK Direct Distribution Inc., a Pennsylvania corporation ("JLK").

                                    RECITALS

         A. Kennametal owns all of the issued and outstanding Class B Common Stock, par value $.01 per share, of JLK.

         B. JLK is effecting an initial public offering (the "Offering") of shares of Class A Common Stock, par value $.01 per share, of JLK (the "Class A Common Stock").

         C. Upon completion of the Offering, JLK will cease to be a wholly-owned subsidiary of Kennametal.

         D. For United States federal income tax purposes JLK and its subsidiaries will continue to be members of the Kennametal Group, and for state or local franchise or income tax purposes will continue to be members of certain unified, combined or consolidated groups which include Kennametal notwithstanding the results of the Offering.

         E. The parties wish to address certain tax matters which may arise as a result of the Offering.

         NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, and for other good and valuable consideration, and intending to be legally bound hereby, the parties hereby agree as follows:

         1.1 As used in this Agreement, in addition to the terms defined in the Preamble and Recital, the following terms will have the following meanings, applicable to both the singular and plural forms of the terms described:

         "CONSOLIDATION PERIODS" shall mean, with respect to JLK or any of its subsidiaries, the taxable periods or portions thereof in which JLK will be a member of the Kennametal Group.

         "EFFECTIVE DATE" means the date of this Agreement.

         "KENNAMETAL GROUP" shall mean the affiliated group of corporations for United States federal income tax purposes of which Kennametal is the common parent.

         1.2 INTERNAL REFERENCES. Unless the context indicates otherwise, references to articles, sections and paragraphs shall refer to the corresponding articles, sections and paragraphs in this Agreement, and references to the parties shall mean the parties to this Agreement.

         2.   With respect to each of the Consolidation Periods:

              (a) JLK shall pay to Kennametal an amount equal to the aggregate United States federal income taxes, if any, JLK and its subsidiaries would have been required to pay for such taxable period if JLK had filed a separate consolidated United States federal income tax return for such period as the common parent of an affiliated group of corporations

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                   including only JLK and its subsidiaries, rather than as a
                   member of the Kennametal Group. JLK will be reimbursed, however, for tax attributes that it generates, such as net operating losses, if and when they are used on a Kennametal consolidated basis.

              (b) JLK shall be responsible for any and all liabilities arising as a result of any United States federal payroll withholding taxes related to JLK employees.

              (c) JLK and its subsidiaries shall be responsible for any and all liabilities arising as a result of state or local income, franchise, excise, single business, gross receipts or withholding tax returns filed by JLK and its subsidiaries on a separate-return basis. JLK shall pay to Kennametal an amount equal to the aggregate state or local income or franchise taxes which JLK or any of its subsidiaries who are included as a member of a unitary, combined or consolidated group which includes Kennametal or any of its subsidiaries would have been required to pay for such period if JLK or the relevant subsidiaries had filed a separate state or local income tax return at such time.

              (d) JLK and its subsidiaries shall be responsible for any tax liability due any foreign jurisdiction arising as a result of their business activities and/or domicile.

              (e) Except as set forth below, payments required pursuant to Paragraphs 2(a), (b), (c) and (d) of this Agreement shall be billed to JLK by Kennametal based upon estimated payments made by Kennametal to taxing authorities, with final billing being made after filing of the returns. If income tax deficiencies or tax refunds relating to JLK or its subsidiaries result from a tax audit, amended return, claim, final determination by any court or otherwise related to the income tax returns for the Consolidation Period, the amounts due under Paragraphs 2(a), (b), (c) and (d) of this Agreement shall be recalculated by Kennametal's Tax Department in accordance with the terms of such Paragraphs, and an appropriate adjustment to payments due under those Paragraphs shall be made.

              (f) If JLK has any net operating loss carryover, capital loss carryover, tax credit or other tax attribute, which is not used to reduce the amounts due to Kennametal under (a) above, then Kennametal shall pay to JLK an amount equal to the reduction in the taxes of the Kennametal Group on account of the absorption or use of any such tax attribute if and when used by Kennametal on a consolidated basis. Further, the benefit of a foreign tax credit, if any, against the United States federal income tax liability arising from income upon which such foreign tax was imposed shall be assigned to JLK at such time as such benefit is realized in the Kennametal consolidated tax return. The assignment of such benefit shall be reflected in the net amounts properly chargeable pursuant to Paragraph 2(a) above.

         3. Notwithstanding anything to the contrary herein, no party shall be entitled to duplicate payments from the other parties hereunder. Kennametal's Director of Taxes, in his sole discretion, may net any payments due to Kennametal from JLK pursuant to this Agreement against any amount due from Kennametal to JLK pursuant to this Agreement or otherwise.

         4. Interest shall accrue on payments due or advances made under this Agreement at the interest rate then being charged by the Internal Revenue Service on United States federal income tax deficiencies. Interest shall begin to accrue on the date payment is due, provided, however, that interest shall not accrue for any period during which interest is being charged by or paid by the Internal Revenue Service and such interest is included as

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part of the payment due under this Agreement. Payments under this Agreement may, in Kennametal's discretion, be evidenced by a demand promissory note bearing interest as provided in this Paragraph 4.

         5.  (a)   Kennametal agrees that it will indemnify and hold JLK and
                   its subsidiaries harmless from and against any United States federal, state or local unitary, combined or consolidated income or franchise tax liabilities (including interest, penalties, additions to tax, legal fees, court costs and any other reasonable costs of defense) with respect to the portion of the Kennametal Group consolidated federal income tax liability or state or local unitary, combined or consolidated income or franchise tax liability which is allocable to members of the Kennametal Group, other than JLK or its subsidiaries.

              (b) Except as otherwise provided in this Agreement, JLK agrees that it will indemnify and hold all members of the Kennametal Group harmless from and against any United States federal, state or local unitary, combined or consolidated income or franchise tax liability (including interest, penalties, additions to tax, legal fees, court costs and any other reasonable costs of defense) with respect to the portion of the Kennametal Group consolidated federal income tax liability or state or local unitary, combined or consolidated income or franchise tax liability which is allocable to JLK and its subsidiaries.

         6. JLK agrees to: (i) provide Kennametal access to JLK's books and records; (ii) provide Kennametal with papers, schedules and any other information or assistance necessary to prepare tax returns or make computations pursuant to this Agreement; (iii) maintain and preserve books, records and other information as may be needed by Kennametal pursuant to this Agreement or pursuant to the preparation of any required tax return or the conduct of any tax audit by a governmental authority for at least such time as has been customary; (iv) cooperate in any audit or investigation of tax returns and execute appropriate powers of attorney in connection therewith in favor of Kennametal; and (v) sign all documents, including settlement agreements, relating to the tax returns for Consolidation Periods.

         7. With respect to all taxable periods during the Consolidation Period, Kennametal shall have sole and exclusive authority and responsibility for: (i) preparing any United States federal income or state and local income, franchise, excise, single business, gross receipts or withholding tax returns (including any amended returns or claims for refund) of JLK; (ii) representing JLK with respect to any United States federal income or state and local income, franchise, excise, single business, gross receipts or withholding tax audit or United States federal income or state and local income, franchise, excise, single business, gross receipts or withholding tax contest (including, without limitation, any litigation regarding United States federal income or state and local income, franchise, excise, single business, gross receipts or withholding taxes or refunds); (iii) engaging outside counsel and accountants with respect to tax matters regarding JLK; and (iv) performing such other acts and duties with respect to JLK's' tax returns as he determines is appropriate. Kennametal's Director of Taxes shall have the discretion to reasonably determine the intent of, and resolve any ambiguities contained in, this Agreement.

         8. This Agreement is entered into by the parties hereto on their own behalf as well as on behalf of any subsidiaries such parties may have respectively. This Agreement shall be deemed to have been joined in and consented to by all such subsidiaries, without further action of them or the parties hereto. The parties hereto hereby guarantee the performance by such subsidiaries of all the terms of this Agreement. This Agreement shall also be binding upon, and inure to the benefit of, the successors and assigns of the parties hereto.

         9. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which shall constitute one document.

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         10.  This Agreement will be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

KENNAMETAL INC.                              JLK DIRECT DISTRIBUTION INC.

By ____________________________________      By ______________________________

Name __________________________________      Name ____________________________

Title _________________________________      Title ___________________________


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